Exhibit 99.1

Dear Shareholders:

The performance of your Company, through June 30, 2005, provides increasing evidence that the investments made a year ago, of time, effort and capital spent crafting and implementing a strategic game plan to pursue our envisioned future, is beginning to yield the anticipated outcomes, even as we navigate in a challenging economic environment.

For the first six months of this year, net income per diluted share increased 9.84% to $1.34, compared to $1.22 per diluted share earned during the first half of 2004. Net income for the six-month period ended June 30, 2005 was $10.3 million, an increase of 8.73% from the same period a year ago. These results translated into a return on average equity of 16.73% and a return on average assets of 1.35% for the six months ended June 30, 2005, compared to 15.73% and 1.40%, respectively, for the same six-month period in 2004.

For the three-month period ended June 30, 2005, net income per diluted share of $0.71 was up 10.94% compared to $0.64 for the second quarter of 2004. Net income for the recently completed quarter was $5.5 million, which compared favorably to $5.0 million for the quarter ended June 30, 2004. The results of the past three months represent positive momentum heading into our traditionally stronger quarters of the year, those heavily influenced by tourism.

Factors aiding this positive year-to-date net income trend include strong asset growth, an improving net interest margin, and our focus on keeping non-interest expenses in check. Balance sheet improvement is reflected in loans outstanding, which are up $120.4 million, or 11.92%, versus a year ago. Our commitment, and corresponding investment, in consumer-oriented products and services contributed to strong growth in the residential mortgage and consumer loan portfolios, up 12.57% and 22.94% respectively, from June 30, 2004 to June 30, 2005.

Quality within the overall loan portfolio remains satisfactory at June 30, 2005. The percentage of non-performing loans to total loans is unchanged from a year ago at 0.57%. Year-to-date net charge-offs of $175,000, while higher than the net recovery position at June 30, 2004, still represents a very modest 0.02% of total loans, well below the industry average.

The nine consecutive 0.25% increases in the Fed Funds rate, which started early last year, are having a beneficial effect on the net interest margin. It is safe to say that the net interest margin has stabilized following considerable narrowing over an extended period. Although the Company’s funding costs are on the rise, we have been able to mitigate this trend through a combination of re-pricing within the various loan portfolios, effective use of newly installed relationship pricing technology, and solid growth in low-cost deposit categories.

The Company’s commitment to fostering innovation within the workforce, initiated in 2004, is beginning to flourish. Countless examples of process improvements, product refinements and customer-service enhancements are underway throughout the Company, all with the goal of creating what we call The Camden National Experience.SM Tangible evidence of the beneficial effect of these activities is reflected in total non-interest expenses, where year-on-year comparisons, through June 30, reveal a slight decline and an improved efficiency ratio of 50.05%, down from 52.39%. This important performance assessment ratio represents how much revenue a company is capable of generating for every dollar of non-interest expense (overhead) it incurs. At Camden National Corporation, the most recent six-month results suggest that we are producing nearly $2.00 for every $1.00 expended. By any measurement standard in the industry, this is quite remarkable. It speaks to a committed, and invested, workforce.

The latter seems an appropriate segue to the sidebar theme selected for this quarter’s letter – Vitalizing Communities. Many times I am asked, “What does it mean to call oneself a community banker?” The simplest way I can explain it is by reciting our Company’s Core Purpose – “Through each interaction, we will enrich the lives of people, help businesses succeed, and vitalize communities.” The “we,” of course, refers to my colleagues and me. In most people’s minds, we are the Company. Who we are and what we do ‘on the clock,’ and often times ‘off the clock,’ defines who we are as an organization.

Along these lines, I am compelled to share with you a few distinctions bestowed upon some of my colleagues this past quarter, further illustrating what community banking is all about. The Mid-Coast Board of Realtors recognized Janet Weaver, Mortgage Loan Officer, as ‘Affiliate of the Year’, an honor conveyed to an individual in a real estate-related industry who provides exemplary service to the Board and the community at large. Gary Stone, Lincoln County Market Manager, was named ‘Community Banker of the Year’ by the Maine Bankers Association for his outstanding community service. Finally, several individuals, representing all three of our subsidiaries, were recognized as America’s Promise volunteers dedicated to “Making a Difference for Kids and Communities” by Governor John E. Baldacci at a recent Statehouse ceremony. These recognitions of volunteerism, one of the hallmarks of community banking, speak to one thing - commitment. Being remarkable requires an impassioned workforce, it just doesn’t happen.

I’m aware that, as Shareholders, you may find it unusual to hear me describe our Company more in terms of individual employees than as an inanimate corporate entity. Why? It’s who we are as a Company and why we’ve been successful for 130 years. Those among you who do business with us know full well what I am referring to, which is why I’m convinced that our success going forward is all about providing our customers the kind of remarkable experiences that build strong bonds and lead to partnerships more so than relationships. And while this may all sound a bit “warm and fuzzy,” I invite you to sample the Experience. See for yourself, today, what the future of community banking is all about at your Company.

Sincerely,

Robert W. Daigle

President & Chief Executive Officer

Consolidated Statements of Condition (unaudited)

	June 30,		December 31, 2004
(In thousands, except number of shares & per share data)	2005	2004
Assets
Cash and due from banks	$27,271	$32,351	$31,573
Securities available for sale, at market value	346,715	265,116	321,881
Securities held to maturity	13,932	—	2,117
Loans, less allowance for loan and lease losses of $14,040, $14,520, and $13,641 at June 30, 2005 and 2004 and December 31, 2004, respectively	1,116,443	995,521	1,055,653
Premises and equipment, net	16,506	16,106	16,392
Goodwill	3,991	3,989	3,991
Other assets	62,126	59,272	58,258

Total assets	$1,586,984	$1,372,355	$1,489,865

Liabilities
Deposits:
Demand	$136,487	$122,234	$131,998
NOW	124,026	113,628	120,203
Money market	221,271	204,163	211,060
Savings	103,837	108,893	112,010
Certificates of deposit	492,426	415,312	439,330

Total deposits	1,078,047	964,230	1,014,601
Borrowings from Federal Home Loan Bank	310,409	213,083	277,690
Other borrowed funds	60,818	64,994	59,130
Accrued interest and other liabilities	11,135	11,281	12,039

Total liabilities	1,460,409	1,253,588	1,363,460

Shareholders’ Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,588,461, 7,670,847 and 7,634,975 shares on June 30, 2005, June 30, 2004 and December 31, 2004, respectively	2,450	2,450	2,450
Surplus	4,158	4,482	4,440
Retained earnings	120,542	112,908	118,764
Accumulated other comprehensive (loss) income
Net unrealized (losses) gains on securities available for sale, net of tax	(575)	(1,386)	751
Net unrealized gains on derivative instruments marked to market, net of tax	—	313	—

Total accumulated other comprehensive (loss) income	(575)	(1,073)	751

Total shareholders’ equity	126,575	118,767	126,405

Total liabilities and shareholders’ equity	$1,586,984	$1,372,355	$1,489,865

Consolidated Statements of Income (unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
(In thousands, except number of shares & per share data)	2005	2004	2005	2004
Interest Income
Interest and fees on loans	$33,790	$28,047	$17,519	$13,922
Interest on securities	7,398	6,512	3,873	3,090
Interest on interest rate swap agreements	173	1,035	—	517
Other interest income	404	210	220	110

Total interest income	41,765	35,804	21,612	17,639

Interest Expense
Interest on deposits	9,318	7,164	4,956	3,673
Interest on other borrowings	5,939	3,844	3,250	1,850
Interest on interest rate swap agreements	142	607	—	299

Total interest expense	15,399	11,615	8,206	5,822

Net interest income	26,366	24,189	13,406	11,817

Provision for Loan and Lease Losses	575	165	345	—

Net interest income after provision for loan and lease losses	25,791	24,024	13,061	11,817

Non-interest Income
Service charges on deposit accounts	1,702	1,866	884	970
Other service charges and fees	618	643	347	353
Income from fiduciary services	1,971	1,966	1,024	978
Life insurance earnings	322	464	161	232
Other income	477	962	248	826

Total non-interest income	5,090	5,901	2,664	3,359

Non-interest Expenses
Salaries and employee benefits	8,933	8,664	4,709	4,221
Premises and fixed assets	2,109	2,184	1,012	1,076
Amortization of core deposit intangible	443	454	221	223
Other expenses	4,260	4,461	1,915	2,210

Total non-interest expenses	15,745	15,763	7,857	7,730

Income before income taxes	15,136	14,162	7,868	7,446
Income Taxes	4,839	4,692	2,412	2,496

Net Income	$10,297	$9,470	$5,456	$4,950

Per Share Data

Basic earnings per share	$1.35	$1.23	$0.72	$0.65

Diluted earnings per share	1.34	1.22	0.71	0.64

Cash dividends per share	$0.90	$0.40	$0.20	$0.20

Weighted average number of shares outstanding	7,629,786	7,724,485	7,615,464	7,699,523